UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

FNB Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with FNB Corporation’s proposed merger of equals with Virginia Financial Group, Inc., FNB Corporation provides the following response to the letter to FNB shareholders that the FNB Corporation Shareholders Committee filed with the Securities and Exchange Commission on September 13, 2007:

September 14, 2007

“The FNB Shareholders Committee’s letter filed with the SEC is factually inaccurate and misleading on many points. It is a mischaracterization to state that the proposed merger is a sale of FNB to VFG. FNB’s shareholders will own over 52 per cent of the combined company.

If FNB is being sold, how is it possible that the shareholders of FNB will own more than half of the combined company? The answer is because FNB is not being sold.

Also, it is inaccurate to say that the New River Valley will suffer as a result of the merger. The combined bank, which will be formed through the merger of Second Bank & Trust, Planters Bank & Trust Company of Virginia and First National Bank, will be the largest independent commercial bank headquartered in Virginia and its headquarters will be in Christiansburg, Virginia. Also, the operations center for the new bank will be located in Christiansburg, Virginia. Because the new combined bank will be headquartered in Christiansburg, it will continue to offer outstanding service to customers in the New River Valley. The new bank will have an enhanced ability to serve its customers more broadly and effectively because of greater scale, broader product mix and higher lending limits. Also, because the headquarters for the new combined bank and its operations center will be in Christiansburg, it is likely that employment growth in the future will also occur in Christiansburg, Virginia.

The FNB board followed a very careful and deliberate process in making its decision to recommend the merger with VFG. The process covered more than a six month period and involved a careful analysis of the strategic alternatives available to FNB. The committee has criticized the process followed by the board of FNB. That criticism is not based on the facts but rather on the fact that the answer resulting from the process was not the answer the committee now advocates.

The committee’s allegation that the board did not follow a logical process of examining strategic alternatives and the financial results achievable from each is also false, and its representation of the advice that the FNB board received from Davenport & Company LLC is seriously misleading.

After the February 22, 2007 presentation made by Davenport and referenced by the committee, the FNB board retained Davenport again on a hourly rate based upon the time spent by Davenport to specifically evaluate a proposed merger with VFG in light of the other strategic alternatives available to FNB and in light of the presentation it made to the FNB board on February 22, 2007. The results of that review were reported to the FNB board on June 13, 2007. At that meeting, Davenport again reviewed strategic options available to FNB to enhance shareholder value. The options presented by Davenport and reviewed by the FNB board included (i) remaining independent, with share repurchase programs, accelerated branch growth and non-banking growth opportunities; (ii) entering into merger of equals transactions, including the proposed transaction with VFG; (iii) entering into acquisition transactions of smaller identified banking institutions; and (iv) the outright sale of FNB to a larger financial institution. As a result of that review, Davenport reported to the FNB board that the proposed merger with VFG had the potential to provide superior financial results to those that might be reasonably expected to result from the other alternatives, including remaining independent other than the outright sale of FNB to a larger financial institution, which was opposed by all of the FNB directors including the FNB directors who are part of the committee. Therefore, despite suggestions by the committee to the contrary, no FNB director was in favor of the outright sale of FNB and the resulting significant job losses and other economic losses that would have occurred in the New River Valley. Davenport provided this advice prior to the time it was retained to render a fairness opinion on the VFG transaction. Therefore, the information the committee has provided about Davenport’s advice is misleading because it is not complete. It stops with the presentation made on February 22, 2007 and does not take into account the presentation made on June 13, 2007 which specifically evaluated the VFG transaction and the other strategic alternatives available to FNB in light of the conclusions reached by Davenport in its February 22 presentation and which resulted in the conclusion that the proposed transaction with VFG was preferable to the alternative of remaining independent.

This decision is widely supported by the First National Bank board and our employee base. We will be filing an appropriate response with the SEC to assure that our shareholders, employees, customers and the public receive accurate information.”

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Additional Information about the Merger and Where to Find It

This communication is being made in respect of the proposed merger of FNB and VFG. In connection with the proposed merger, VFG plans to file with the Securities and Exchange Commission (the SEC) a registration statement on Form S-4 to register the shares of VFG common stock to be issued to the shareholders of FNB in the transaction. The registration statement will include a joint proxy statement/prospectus which will be mailed to the shareholders of FNB and VFG seeking their approval of the merger. In addition, each of FNB and VFG may file other relevant documents concerning the proposed merger with the SEC.

INVESTORS AND SECURITY HOLDERS OF FNB AND VFG ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FNB, VFG AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when available) through the website maintained by the SEC at

http://www.sec.gov. Free copies of the joint proxy statement/prospectus (when available) also may be obtained by directing a request by telephone or mail to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or Virginia Financial Group, Inc., 1807 Seminole Trail, Suite 104, Charlottesville, Virginia 22901, Attention: Investor Relations (telephone: (434) 964-2217) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings” or VFG’s website at http://www.vfgi.net under “SEC Filings and Other Documents.”

FNB and VFG and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of FNB and/or VFG in connection with the merger. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

The information on FNB’s and VFG’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into the filings either company makes with the SEC.

Statements made in this communication, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this communication and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger or regarding future results or expectations. FNB intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. FNB’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the businesses of FNB and/or VFG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (7) other risk factors detailed from time to time in filings made by FNB and VFG with the SEC. FNB undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.